Exhibit 99.1

Orthofix Executes Final Settlement Agreement Related to the

Investigation of Blackstone Medical, Inc.

LEWISVILLE, Texas – October 29, 2012 (BUSINESS WIRE) – Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that it has executed the final settlement agreement with the U.S. Government to resolve matters related to the investigation of the Company’s subsidiary, Blackstone Medical, Inc. (“Blackstone”).

As previously announced in February 2012, the Company will pay approximately $32.0 million, all of which will be funded by proceeds received from the escrow fund established in connection with the acquisition of Blackstone in 2006. This final settlement also includes resolution of a qui tam complaint filed against Blackstone and the Company.

“I am very pleased with the final resolution of this matter, as well as the Foreign Corrupt Practices Act (FCPA) matter we finalized during the third quarter 2012,” said President and Chief Executive Officer Robert Vaters. “Orthofix has made significant improvement to its compliance practices, and I look forward to a continued stronger focus on the Company’s operations, including investments in R&D to position the Company for long-term growth.”

Forward-Looking Statements:

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release (which contains information current as of the date hereof, whether as a result of new information, future events or circumstances, or otherwise.

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), that could materially impact our financial position and/or liquidity.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Contact:

Mark Quick

Director of Investor Relations and Business Development

markquick@orthofix.com

214-937-2924

Source:

Orthofix International N.V.